GHP Horwath, P.C. Member Crowe Horwath International 1801 California Street, Suite 2200 Denver, CO 80202 +1.303.831.5000 Tel +1.303.831.5001 Fax www.croweghphorwath.com

February 3, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Enerpulse Technologies, Inc.

We have read the statements made by Enerpulse Technologies, Inc. in Item 4.01 in this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Sincerely,

/s/ GHP Horwath, P.C.

GHP Horwath, P.C. is a member firm of Crowe Horwath International, a Swiss verein (Crowe Horwath). Each member firm of Crowe Horwath is a separate and independent legal entity. GHP Horwath, P.C. and its affiliates are not responsible or liable for any acts or omissions of Crowe Horwath or any other member of Crowe Horwath and specifically disclaim any and all responsibility or liability for acts or omissions of Crowe Horwath or any other Crowe Horwath member.